Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690 investorrelations@occfiber.com	(540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

OCC® Achieves First Quarter Increases in Net Sales and Gross Profit

and Improves Bottom Line, Compared to First Quarter 2016

ROANOKE, Va., March 8, 2017 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2017.

First Quarter 2017 Financial Results

Consolidated net sales for the first quarter of fiscal year 2017 were $14.6 million, a 4.0% increase compared to net sales of $14.0 million for the first quarter of fiscal year 2016. These results were driven by an increase in net sales in the Company’s enterprise markets, including a double-digit increase in fiber optic cable sales.

Net sales to customers in the United States increased 10.8% compared to the same period last year, while net sales to customers outside of the United States showed continued weakness. Net sales outside the U.S. continue to be negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Gross profit increased 37.3% to $4.8 million in the first quarter of fiscal year 2017, compared to $3.5 million in the first quarter of fiscal year 2016. Gross profit margin, or gross profit as a percentage of net sales, increased to 32.9% compared to 24.9% in the first quarter of fiscal year 2016. Gross profit margin was positively impacted by a shift in product mix toward certain higher margin products.

Optical Cable Corp. – First Quarter 2017 Earnings Release

OCC recorded a net loss attributable to the Company of $616,000, or $0.09 per basic and diluted share, for the first quarter of fiscal year 2017, compared to a net loss attributable to the Company of $1.7 million, or $0.28 per basic and diluted share, for the first quarter of fiscal year 2016.

Revolving Credit Facility Renewed

OCC renewed its revolving credit facility with the Bank of North Carolina on February 28, 2017 (after the end of the first quarter), extending the maturity date to March 31, 2019 and maintaining the credit availability under the facility at $7.0 million until maturity. The revolving credit facility previously was scheduled to expire on February 28, 2018, with the maximum credit availability scheduled to reduce to $6.5 million and $6.0 million, on February 28, 2017 and February 28, 2018, respectively.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our results in the first quarter reflect our continued efforts to operate efficiently and drive growth through sales and marketing initiatives as well as product innovation. Despite expected seasonality and currency exchange rates that impacted our international sales, in the first quarter, we delivered year-over-year improvements in net sales, gross profit and gross profit margin, as well as improvements to the bottom line. As we move forward, we will continue providing customers and end users with OCC’s integrated product offerings and solutions. Through the continued successful execution of our plan, we are confident we will create value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 8, 2017, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 81945676. For interested individuals unable to join the call, a replay will be available through March 15, 2017 by dialing (855) 859-2056 or (404) 537-3406, passcode 81945676. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – First Quarter 2017 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

Three Months Ended

January 31,

	2017	2016

Net sales	$14,606	$14,048
Cost of goods sold	9,796	10,546

Gross profit	4,810	3,502

SG&A expenses	5,192	5,087
Royalty expense, net	31	15
Amortization of intangible assets	6	3

Loss from operations	(419)	(1,603)

Interest expense, net	(148)	(158)
Other, net	(69)	18
Other expense, net	(217)	(140)

Loss before income taxes	(636)	(1,743)

Income tax expense (benefit)	(20)	24

Net loss	$(616)	$(1,767)

Net loss attributable to noncontrolling interest	─	(22)

Net loss attributable to OCC	$(616)	$(1,745)

Net loss attributable to OCC per share: Basic and diluted	$(0.09)	$(0.28)

Weighted average shares outstanding: Basic and diluted	6,487	6,261

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Optical Cable Corp. – First Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2017	October 31, 2016
Cash	$1,246	$1,879
Trade accounts receivable, net	8,534	8,916
Inventories	16,041	15,024
Other current assets	496	503
Total current assets	26,317	26,322
Non-current assets	13,799	14,344
Total assets	$40,116	$40,666

Current liabilities	$4,577	$4,126
Non-current liabilities	11,268	11,775
Total liabilities	15,845	15,901
Total shareholders’ equity	24,271	24,765
Total liabilities and shareholders’ equity	$40,116	$40,666

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